As filed with the Securities and Exchange Commission on March 7, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Snap Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-5452795
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

63 Market Street

Venice, California 90291

(310) 399-3339

(Address of principal executive offices) (Zip code)

Snap Inc. Amended and Restated 2012 Equity Incentive Plan

Snap Inc. Amended and Restated 2014 Equity Incentive Plan

Snap Inc. 2017 Equity Incentive Plan

Snap Inc. 2017 Employee Stock Purchase Plan

Snap Inc. Restricted Stock Unit Award Agreement with Evan Spiegel

(Full titles of the plans)

Evan Spiegel

Chief Executive Officer

Snap Inc.

63 Market Street

Venice, California 90291

(310) 399-3339

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Eric C. Jensen David Peinsipp Seth J. Gottlieb Alex K. Kassai Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Chris Handman Atul Porwal Snap Inc. 63 Market Street Venice, California 90291 (310) 399-3339

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.00001 per share
– 2017 Equity Incentive Plan	337,092,849 (2)(3)	$26.01 (15)	$ 8,767,785,002.49	$1,016,186.29
– 2017 Employee Stock Purchase Plan	16,484,690 (4)(5)	$22.11 (16)	$ 364,476,495.90	$ 42,242.83
– 2014 Equity Incentive Plan (Options)	2,532,866 (6)	$ 0.51 (17)	$ 1,291,761.66	$ 149.72
– 2014 Equity Incentive Plan (RSUs)	143,969,330 (7)	$26.01 (15)	$ 3,744,642,273.30	$ 434,004.04
– 2012 Equity Incentive Plan (Options)	38,555,740 (8)	— (18)	—	—
– 2012 Equity Incentive Plan (RSUs)	35,901,990 (9)	$26.01 (19)	$ 466,905,379.95	$ 54,114.34
Class B common stock, par value $0.00001 per share
– 2012 Equity Incentive Plan (Options)	19,277,870 (10)	$ 1.68 (20)	$ 32,386,821.60	$ 3,753.64
– 2012 Equity Incentive Plan (RSUs)	17,950,995 (11)	$26.01 (21)	$ 466,905,379.95	$ 54,114.34
Class C common stock, par value $0.00001 per share, issuable under the RSU to be granted to Evan Spiegel	37,447,817 (12)	$26.01 (15)	$ 974,017,720.17	$ 112,888.66
Class B common stock, par value $0.00001 per share, issuable upon conversion of Class C common stock issuable under the RSU to be granted to Evan Spiegel	37,447,817 (13)	— (22)	—	—
Class A common stock, par value $0.00001 per share, issuable upon conversion of Class B common stock issuable upon conversion of Class C common stock issuable under the RSU to be granted to Evan Spiegel	37,447,817 (14)	— (23)	—	—
Total	724,109,781		$14,818,410,835.02	$1,717,453.86

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional shares of Registrant’s Class A common stock, Class B common stock, or Class C common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A common stock, Class B common stock, or Class C common stock, as applicable.
(2)	Represents (i) 87,270,108 shares of Class A common stock reserved for future issuance under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”), (ii) 96,993,064 shares of Class A common stock reserved for future issuance pursuant to outstanding stock options and unvested restricted stock units (“RSUs”) under the Registrant’s Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”), (iii) 37,228,865 shares of Class A common stock issuable upon conversion of Class B common stock underlying stock options and unvested RSUs outstanding under the Registrant’s Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”), (iv) 17,858,235 shares of Class A common stock that were reserved for issuance under the 2014 Plan as of the date the 2017 Plan became effective, (v) 11,004,580 shares of Class A common stock issuable upon conversion Class B common stock that were reserved for issuance under the 2012 Plan as of the date the 2017 Plan became effective, and (vi) a maximum of 86,737,997 shares of Class A common stock that will be added pursuant to the following sentence. With respect to each share that returns to the 2017 Plan pursuant to (ii) and (iii) of the prior sentence that was associated with an award that was outstanding under the 2014 Plan and 2012 Plan as of October 31, 2016, an additional share of Class A common stock will be added to the share reserve of the 2017 Plan, up to a maximum of 86,737,997 shares.
(3)	The number of shares reserved for issuance under the 2017 Plan will automatically increase on the first day of each fiscal year, starting on January 1, 2018 and continuing through January 1, 2027, by the lesser of (i) five percent (5%) of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the immediately preceding calendar year and (ii) a number determined by the Registrant’s board of directors. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.

(4)	Represents shares of Class A common stock reserved for future issuance under the Registrant’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”).
(5)	The number of shares reserved for issuance under the 2017 ESPP will automatically increase on January 1st each year, starting on January 1, 2018 and continuing through January 1, 2027, by the least of (i) one percent (1%) of the total number of shares of the Registrant’s Class A common stock outstanding on December 31st of the immediately preceding calendar year, (ii) 15,000,000 shares of Class A common stock, or (iii) a number determined by the Registrant’s board of directors. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.
(6)	Represents shares of Class A common stock reserved for issuance pursuant to stock option awards outstanding under the 2014 Plan as of March 1, 2017.
(7)	Represents shares of Class A common stock reserved for issuance pursuant to unvested RSUs outstanding under the 2014 Plan as of March 1, 2017.
(8)	Represents (i) shares of Class A common stock issuable on conversion of Class B common stock underlying stock option awards outstanding under the 2012 Plan as of March 1, 2017 (the “2012 Plan Options”) and (ii) shares of Class A common stock issuable upon exercise of such stock option awards as a result of an adjustment in the Registrant’s securities to be issued upon such exercise, such adjustment having been made because a dividend of one share of Class A common stock was paid on all outstanding shares and securities convertible into shares of the Registrant’s capital stock on October 31, 2016 (the “Class A Dividend”).
(9)	Represents (i) shares of Class A common stock issuable on conversion of Class B common stock underlying unvested RSUs outstanding under the 2012 Plan as of March 1, 2017 (the “2012 Plan RSUs”) and (ii) shares of Class A common stock issuable upon settlement of such RSUs as a result of an adjustment in the Registrant’s securities to be issued upon such settlement, such adjustment having been made because of the Class A Dividend (the “2012 Plan Dividend RSUs”).
(10)	Represents shares of Class B common stock reserved for issuance pursuant to 2012 Plan Options as of March 1, 2017.
(11)	Represents shares of Class B common stock reserved for issuance pursuant to unvested 2012 Plan RSUs as of March 1, 2017.
(12)	Represents shares of Class C common stock reserved for issuance pursuant to the RSU to be granted to Evan Spiegel (the “CEO Award”), which is to be granted on the closing of Registrant’s initial public offering registered on Form S-1 (File No. 333-215866). The CEO Award will initially be an RSU for Series FP preferred stock and will immediately become an RSU covering an equivalent number of shares of Class C common stock on the closing of Registrant’s initial public offering. The CEO Award will cover 37,447,817 shares of Class C common stock.
(13)	Represents shares of Class B common stock issuable on conversion of Class C common stock underlying the CEO Award.
(14)	Represents shares of Class A common stock issuable on conversion of Class B common stock, which such shares of Class B common stock are issuable on conversion of Class C common stock underlying the CEO Award.
(15)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on March 6, 2017.
(16)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on March 6, 2017 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2017 ESPP.
(17)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2014 Plan.
(18)	For the 2012 Plan Options, pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable on conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock. No additional consideration will be received in connection with the issuance of shares of Class A common stock upon the exercise of the 2012 Plan Options, as such shares will be automatically issued upon exercise of 2012 Plan Options that were outstanding as of October 31, 2016. See Footnote 20.
(19)	For the 2012 Plan RSUs, pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable on conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock. For the 2012 Plan Dividend RSUs, the fee is estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on March 6, 2017.

(20)	For the 2012 Plan Options, the fee is estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2012 Plan. This reflects the entire consideration to be paid upon exercise of the 2012 Plan Options in exchange for the issuance of Class A common stock relating to the Class A Dividend and Class B common stock.
(21)	For the 2012 Plan RSUs, the fee is estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on March 6, 2017.
(22)	Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class B common stock issuable on conversion of shares of any Class C common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class C common stock.
(23)	Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable on conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Snap Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s prospectus filed on March 3, 2017 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-215886), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Class A Common Stock which is contained in a registration statement on Form 8-A filed on February 23, 2017 (File No. 001-38017) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

See the description of the Registrant’s Class A common stock, Class B common stock, and Class C common stock contained in the Registration Statement on Form S-1 (File No. 333-215886).

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect on the closing of the offering permits indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws that will be in effect on the closing of the offering provide that we will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby the Registrant has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee, or agent of Snap Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Snap Inc. At present, there is no pending litigation or proceeding involving a director or officer of Snap Inc. regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Snap Inc., as currently in effect.	S-1	333-215866	3.1	February 2, 2017

4.2	Form of Amended and Restated Certificate of Incorporation of Snap Inc., to become effective on the closing of its initial public offering.	S-1	333-215866	3.2	February 2, 2017

4.3	Amended and Restated Bylaws of Snap Inc., as amended and as currently in effect.	S-1	333-215866	3.3	February 2, 2017

4.4	Form of Amended and Restated Bylaws of Snap Inc., to be in effect on the closing of its initial public offering.	S-1	333-215866	3.4	February 2, 2017

4.5	Form of Class A Common Stock Certificate.	S-1	333-215866	4.1	February 2, 2017

4.6	Form of Class B Common Stock Certificate.

4.7	Form of Class C Common Stock Certificate.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page of this Form S-8).

99.1	Snap Inc. Amended and Restated 2012 Equity Incentive Plan.	S-1	333-215866	10.2	February 2, 2017

99.2	Forms of grant notice, stock option agreement, and notice of exercise under the Snap Inc. Amended and Restated 2012 Equity Incentive Plan.	S-1	333-215866	10.3	February 2, 2017

99.3	Forms of restricted stock unit grant notice and award agreement under the Snap Inc. Amended and Restated 2012 Equity Incentive Plan.	S-1	333-215866	10.4	February 2, 2017

99.4	Snap Inc. Amended and Restated 2014 Equity Incentive Plan.	S-1	333-215866	10.5	February 2, 2017

99.5	Forms of grant notice, stock option agreement, and notice of exercise under the Snap Inc. Amended and Restated 2014 Equity Incentive Plan.	S-1	333-215866	10.6	February 2, 2017

99.6	Forms of restricted stock unit grant notice and award agreement under the Snap Inc. Amended and Restated 2014 Equity Incentive Plan.	S-1	333-215866	10.7	February 2, 2017

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

99.7	Snap Inc. 2017 Equity Incentive Plan.

99.8	Forms of grant notice, stock option agreement and notice of exercise under the Snap Inc. 2017 Equity Incentive Plan.	S-1	333-215866	10.9	February 2, 2017

99.9	Forms of restricted stock unit grant notice and award agreement under the Snap Inc. 2017 Equity Incentive Plan.	S-1	333-215866	10.10	February 2, 2017

99.10	Snap Inc. 2017 Employee Stock Purchase Plan.

99.11	Snap Inc. Restricted Stock Unit Award Agreement with Evan Spiegel.

ITEM 9.	UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Venice, State of California, on this 7th day of March, 2017.

SNAP INC.

By:	/s/ Evan Spiegel
Evan Spiegel
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Evan Spiegel, Chris Handman, and Andrew Vollero, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Evan Spiegel Evan Spiegel	Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2017

/s/ Robert Murphy Robert Murphy	Director and Chief Technology Officer	March 7, 2017

/s/ Andrew Vollero Andrew Vollero	Chief Financial Officer (Principal Financial and Accounting Officer)	March 7, 2017

/s/ Joanna Coles Joanna Coles	Director	March 7, 2017

/s/ A.G. Lafley A.G. Lafley	Director	March 7, 2017

/s/ Mitchell Lasky Mitchell Lasky	Director	March 7, 2017

/s/ Michael Lynton Michael Lynton	Director	March 7, 2017

/s/ Stanley Meresman Stanley Meresman	Director	March 7, 2017

/s/ Scott D. Miller Scott D. Miller	Director	March 7, 2017

/s/ Christopher Young Christopher Young	Director	March 7, 2017

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Snap Inc., as currently in effect.	S-1	333-215866	3.1	February 2, 2017

4.2	Form of Amended and Restated Certificate of Incorporation of Snap Inc., to become effective on the closing of its initial public offering.	S-1	333-215866	3.2	February 2, 2017

4.3	Amended and Restated Bylaws of Snap Inc., as amended and as currently in effect.	S-1	333-215866	3.3	February 2, 2017

4.4	Form of Amended and Restated Bylaws of Snap Inc., to be in effect on the closing of its initial public offering.	S-1	333-215866	3.4	February 2, 2017

4.5	Form of Class A Common Stock Certificate.	S-1	333-215866	4.1	February 2, 2017

4.6	Form of Class B Common Stock Certificate.

4.7	Form of Class C Common Stock Certificate.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page of this Form S-8).

99.1	Snap Inc. Amended and Restated 2012 Equity Incentive Plan.	S-1	333-215866	10.2	February 2, 2017

99.2	Forms of grant notice, stock option agreement, and notice of exercise under the Snap Inc. Amended and Restated 2012 Equity Incentive Plan.	S-1	333-215866	10.3	February 2, 2017

99.3	Forms of restricted stock unit grant notice and award agreement under the Snap Inc. Amended and Restated 2012 Equity Incentive Plan.	S-1	333-215866	10.4	February 2, 2017

99.4	Snap Inc. Amended and Restated 2014 Equity Incentive Plan.	S-1	333-215866	10.5	February 2, 2017

99.5	Forms of grant notice, stock option agreement, and notice of exercise under the Snap Inc. Amended and Restated 2014 Equity Incentive Plan.	S-1	333-215866	10.6	February 2, 2017

99.6	Forms of restricted stock unit grant notice and award agreement under the Snap Inc. Amended and Restated 2014 Equity Incentive Plan.	S-1	333-215866	10.7	February 2, 2017

99.7	Snap Inc. 2017 Equity Incentive Plan.

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

99.8	Forms of grant notice, stock option agreement and notice of exercise under the Snap Inc. 2017 Equity Incentive Plan.	S-1	333-215866	10.9	February 2, 2017

99.9	Forms of restricted stock unit grant notice and award agreement under the Snap Inc. 2017 Equity Incentive Plan.	S-1	333-215866	10.10	February 2, 2017

99.10	Snap Inc. 2017 Employee Stock Purchase Plan.

99.11	Snap Inc. Restricted Stock Unit Award Agreement with Evan Spiegel.